Exhibit 10.11

NOTICE OF GRANT OF RESTRICTED STOCK UNIT AWARD

IRADIMED CORPORATION

2023 EQUITY INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Iradimed Corporation (the “Company”) hereby grants this Restricted Stock Unit Award (the “Award”) of the number of Restricted Stock Units set forth in this Notice of Grant of Restricted Stock Unit Award (the “Notice”) to the Grantee designated in this Notice, pursuant to the provisions of the Company’s 2023 Equity Incentive Plan (the “Plan”) and subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Units Award (the “Terms”). Together, this Notice and the attached Terms constitute the “Agreement.”

Grantee:

Grant Date:

Number of Restricted Stock Units:

Vesting Schedule:Subject to the terms of the Plan and this Agreement, the Restricted Stock Units shall become earned and vested, and shares of Stock shall be issued in settlement of vested Restricted Stock Units, in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date(s):

On the three-year anniversary of the Grant Date	100% of the Award

No Restricted Stock Units shall become earned and vested following Grantee’s Separation from Service, except as expressly provided in the Notice below, as applicable, or as otherwise provided pursuant to the terms of the Plan.

Impact of Separation from Service on Vesting: Any non-vested portion of the Award expires immediately.

Acceleration of Vesting Under Certain Circumstances: The vesting of the Award may be accelerated in the Board’s sole discretion, in whole or in part.

By signing below, the Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement.

Grantee	Iradimed Corporation

By:

Title:
Date:	Date:

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